[Houlihan Lokey Howard & Zukin Capital Letterhead]

Exhibit 10.1

VIA EMAIL AND FACSIMILE

Knology Broadband, Inc.
1241 O.G. Skinner Drive
West Point, GA 31833

Attn:	Mr. Rodger Johnson President and Chief Executive Officer

Dear Mr. Johnson:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) with Knology Broadband, Inc. (the “Company”) concerning the engagement of Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”) by an informal committee (the “Committee”) of the holders (the “Noteholders”) of 11¼% Senior Discount Notes due 2007 (the “Notes”) issued by the Company. Houlihan Lokey has been retained by the Committee to provide financial advisory services in connection with the Committee’s analysis, consideration and possible formulation of potential financial restructuring options for the Company’s discussions with the Committee.

In consideration of the Committee’s participation in discussions with the Company regarding the possible formulation of a financial restructuring of the Notes which will benefit the Company, and to allow the Committee to analyze restructuring concepts and proposals (to the extent presented), the Company has agreed to compensate Houlihan Lokey and to undertake the indemnification obligations to Houlihan Lokey pursuant to the terms of this Agreement. None of the Committee, its members, their constituents, or any of their advisors or professionals (including, but not limited to, counsel to be retained by the Committee (“Noteholders’ Counsel”)) shall be liable for the fees, expenses or other obligations, contractual or otherwise, payable or due to Houlihan Lokey hereunder. Notwithstanding such arrangement, Houlihan Lokey’s duties hereunder run solely to the Committee and Houlihan Lokey is not authorized to be, and will not purport to be, an agent of the Company for any purpose. All communication and correspondence between Houlihan Lokey and Noteholders’ Counsel and the Committee, and all work product and analyses prepared by Houlihan Lokey for Noteholders’ Counsel in connection with this matter, are subject to the attorney-client privilege and work-product privilege.

Commencing on April 17, 2002 the Company should pay Houlihan Lokey a fee of $150,000 per month (the “Monthly Fee”), (with an aggregate minimum fee hereunder of $450,000 (the “Minimum Fee”)), plus the deferred fee (the “Deferred Fee”, as more fully defined in Exhibit A hereto), plus reasonable out-of-pocket expenses that are incurred by Houlihan Lokey on behalf of Noteholders’ Counsel not to exceed $18,000 per month on an aggregate cumulative basis. The first payment of $150,000 (pro rated for April) is due upon execution of this Agreement. Thereafter, the Company shall pay the Monthly Fee by the first day of each month, in advance for such month, plus reimbursement for reasonable and documented out-of-pocket expenses for each month. Payment shall be made to Houlihan Lokey per the attached invoice, Attention: Saul E. Burian. Out-of-pocket expenses shall include, but not be limited to, all documented and reasonable travel expenses, duplicating charges, computer charges, messenger services, long-distance telephone calls and legal expenses incurred by Houlihan Lokey.

Mr. Rodger Johnson
President and CEO

This Agreement is terminable upon written notice by Houlihan Lokey, Noteholders’ Counsel (as instructed by a majority of the Committee), or the Company, provided, however, (a) if the Agreement is terminated during the first three months, the Company shall immediately upon such termination pay Houlihan Lokey the unpaid portion of its Minimum Fee, and (b) if the Agreement is so terminated during or after the fourth month, Houlihan Lokey shall be paid all previously earned Monthly Fees (if unpaid) and the pro rata portion of its Monthly Fee for the month of final termination. This Agreement will automatically terminate upon the closing of a consensual restructuring transaction supported by the relevant majority of the holders of outstanding Notes. The impact of any termination of this Agreement shall be solely to relieve the Company of as obligation to pay the Monthly Fee (other than as described above in this Paragraph) and to relieve Houlihan Lokey of its obligation to perform services hereunder. All other terms and conditions of this Agreement shall remain in full force and effect, including the indemnification provisions herein and the obligation of the Company to pay to Houlihan Lokey the Deferred Fee upon the consummation of a Transaction (whether consummated within the term of the Agreement, consummated within one year following its termination, or agreed to in writing by the majority of the Committee and the Company within one year following its termination and consummated thereafter)

In the event the Company becomes a debtor-in-possession in a case under Title 11 of the United States Code (the “Bankruptcy Code”), the Company shall use its reasonable efforts to (a) assume this Agreement as an executory contract as part of a confirmed plan of reorganization, or (b) otherwise fulfill its obligations under this Agreement in a manner mutually agreeable to both the Company and Houlihan Lokey. The form of documentation to satisfy the forgoing commitment shall be acceptable to Houlihan Lokey in its sole discretion. Notwithstanding the preceding, in the event the Company commences a case under the Bankruptcy Code, Houlihan Lokey’s further performance hereunder is subject to the entry of an order (an “Order”) of the United States Bankruptcy Court having jurisdiction over such case approving the retention of Houlihan Lokey pursuant to the terms hereof. The Order approving the Agreement and authorizing the retention shall be acceptable to Houlihan Lokey in its sole discretion.

The Company understands that Houlihan Lokey will not be responsible for independently verifying the accuracy of the information provided by the Company (the “Information”) and shall not be liable for inaccuracies in any Information provided by the Company to Houlihan Lokey. The Company will use reasonable efforts to assure that all information provided to Houlihan Lokey by the Company will, as of its respective dates, be the most accurate and complete information that is available. Furthermore, the Company will use reasonable efforts to cooperate with Houlihan Lokey in connection with the performance of Houlihan Lokey’s obligations under the Agreement.

As a material part of the consideration for the agreement of Houlihan Lokey to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with Houlihan Lokey’s provision of services to the Committee, or any Transaction (as defined herein) or proposed Transaction contemplated thereby, and the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred, provided, however, the Company shall not be liable under the forgoing indemnity and reimbursement agreement to the extent any loss, claim, damage or liability is finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnified Party. In the event that Houlihan Lokey is not entitled to indemnification for certain losses, claims, damages or liabilities as a result of the provision in the preceding sentence,

Mr. Rodger Johnson
President and CEO

Houlihan Lokey agrees that it will reimburse the Company for all expenses advanced by the Company to the extent attributed to such losses, claims, damages or liabilities.

If for any reason the forgoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction and/or the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

The Company further agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of Houlihan Lokey’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnified Party.

The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be landing upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and/or any termination of the relationship established by this Agreement.

The obligations of Houlihan Lokey are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever, in his individual capacity, to any person, nor will any such claim be asserted by or on behalf of any other party to his Agreement or any person relying on the services provided hereunder. The Company’s obligations with respect to any and all payments owing to Houlihan Lokey and the indemnification, reimbursement, contribution and other similar obligations of the Company under this Agreement shall survive any termination of this Agreement.

Mr. Rodger Johnson
President and CEO

Dated and effective as of the 17th day of April 2002

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
By:	/s/ SAUL E. BURIAN

Saul E Burian Senior Vice President

AGREED AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE

Knology Broadband, Inc.
By:	/s/ RODGER L. JOHNSON

Name: Title:

Mr. Rodger Johnson
President and CEO

EXHIBIT A

This Exhibit A is part of and incorporated into the attached Agreement.

1.	Deferred Fee. If a Transaction (as defined below) is consummated either in or out of court, Houlihan Lokey shall be entitled to: Deferred Fee of 1.00% of the market value of all Noteholder Recoveries (as defined below); provided that the Deferred Fee shall be reduced by 50% of the fourth, fifth, and sixth Monthly Fee timely paid to Houlihan Lokey and the Deferred fee shall be further reduced by 75% of each Monthly Fee timely paid to Houlihan Lokey thereafter; provided however that the Deferred Fee shall in no event be reduced to less than zero. The Deferred Fee shall be payable in cash (or at the Company’s option, in the same consideration received by Noteholders in any Transaction) upon consummation of a Transaction.

2.	Transaction. As used herein, the term “Transaction” shall mean the consummation of (i) any tender offer, exchange offer, or consent solicitation, (ii) any agreement or series of agreements, transaction or series of transactions, (iii) any bankruptcy plan or other in or out of court restructuring or reorganization, or (iv) any other mechanism (whether or not in connection with any new investment in the Company, any sale of all or any portion of the Company or otherwise), pursuant to which, or in connection with, in the case of each of (i) through (iv), the principal amount or any other payment obligation of any Note is reduced, modified, converted to equity, exchanged for a new or different obligation or otherwise compromised, provided that any such arrangement that merely extends the right of the Company to pay interest on the Notes in kind for a period of time shall not be deemed a Transaction hereunder.

3.	Noteholder Recoveries. “Noteholder Recoveries” shall be defined as the aggregate distribution (whether in cash, securities (debt or equity), property or other interests) or other consideration paid or to be paid or distributed in connection with a Transaction in respect of the Notes or any other obligation arising from any instrument pursuant to which any Note was issued or otherwise related to any Note or any obligation, suit or cause of action owned by or accruing to any Noteholder in its capacity as a holder of a Note (collectively “Note Obligations”); provided that Note Obligations shall not include Note Obligations related to up to 50% of the outstanding principal amount of the Notes to the extent such Note Obligations are held, as of the consummation of any Transaction, by ITC Holding Company, ITC Telecom Ventures, SCANA, SCANA Communications, the Burton Family Partnership, South Atlantic Fund, the Company or any of their subsidiaries, successors, assignees or affiliates (as such term is defined in the rules and regulations of the Securities and Exchange Commission). For the purpose of calculating the consideration received in the Transaction, any securities received will be valued as follows: (i) if the value of such securities is disclosed in a court approved disclosure statement in support of a confirmed Chapter 11 plan, the securities will be valued based on such disclosure statement; (ii) if the value of such securities is not disclosed in a disclosure statement in support of a Chapter 11 plan or if the Transaction is consummated out-of-court: (x) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the closing of the Transaction; (y) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of the Transaction; and (z) if such securities have not been traded prior to the closing of the Transaction, Houlihan Lokey will prepare a valuation of the

Mr. Rodger Johnson
President and CEO

securities and, together with the Company, will mutually agree on a fair valuation thereof for the purposes of calculating the Deferred Fee.